UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 13, 2010
INTERNATIONAL LEASE FINANCE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA (State or Other Jurisdiction of Incorporation)	1-31616 (Commission File Number)	22-3059110 (IRS Employer Identification No.)

10250 Constellation Boulevard, Suite 3400 Los Angeles, California (Address of Principal Executive Offices)	90067 (Zip Code)
(310) 788-1999
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On April 13, 2010, International Lease Finance Corporation (“ILFC”) entered into an Aircraft Sale Agreement (the “Aircraft Sale Agreement”) to sell a portfolio of 53 aircraft (the “Portfolio”) for an aggregate purchase price of $1.987 billion to Macquarie Aerospace Limited, an indirect subsidiary of Macquarie Group Limited (the “Transaction”). Based on aircraft data as of December 31, 2009, the Transaction will result in a change to the average age of ILFC’s remaining fleet from 7.4 years to 7.6 years. The aggregate net book value of the Portfolio at April 13, 2010 was $2.316 billion. Net cash proceeds from the Transaction will be transferred to ILFC as each individual aircraft is sold.
The Aircraft Sale Agreement contains customary representations, warranties and covenants. The individual aircraft sales are expected to be completed over the remainder of calendar year 2010, subject to customary closing conditions, including, without limitation, the accuracy of the parties’ representations and warranties, the absence of a total loss or material damage to the aircraft, the absence of certain taxes, the entering into of lease assignments, the absence of certain defaults under the leases, the aircraft being sold by certain agreed upon dates and receipt of any necessary governmental and/or regulatory approvals.

Item 7.01	Regulation FD Disclosure
On April 13, 2010, ILFC issued a press release announcing the Transaction. The press release is attached to this Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.
Cautionary Statement Regarding Forward Looking Information
This report contains statements which may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. A variety of factors could cause actual results to differ materially from the anticipated expectations expressed. Except as required by law, ILFC does not undertake any obligation to update the information contained herein, which speaks only as of the date of this report.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 13, 2010

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ Fred S. Cromer
Fred S. Cromer
Chief Financial Officer

DATED: April 15, 2010

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated April 13, 2010.